UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  November 7, 2005

SKY PETROLEUM, INC. (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

Suite 200 - 625 4th Ave. SW Calgary, Alberta, Canada T2P 0K2 (Address of Principal Executive Offices) (Zip Code)

(403) 265-3500
(Registrant’s Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

Employment Agreement with Brent D. Kinney

        On November 1, 2005, Sky Petroleum Inc. (the “Company”) entered into an employment agreement with Brent D. Kinney (the “Employment Agreement”) where Mr. Kinney was appointed as the chief executive officer of the Company (“CEO”). The following are the material terms and conditions of the Employment Agreement:

Mr. Kinney shall perform the duties and services as CEO beginning on November 1, 2005 for a period of three years.

During his employment, Mr. Kinney shall receive (i) a salary of $17,500 per month or such higher rate as may from time-to-time be agreed between the Company and Mr. Kinney, (ii) an annual bonus in the amount determined by the board of directors of the Company, in its sole discretion, and (iii) options to purchase 1,250,000 shares of common stock of the Company at an exercise price of $1.00 per share, vesting one-third on October 1, 2006, one-third on October 1, 2007 and one-third on October 1, 2008.

The Company may by notice terminate the Employment Agreement, if at any time after October 1, 2006, the two Obligation Wells (as defined in a certain participation agreement) have failed to meet the Company’s expectations and the Sir Abu Nu’ayr exploration program does not provide the Company with commercially useful petroleum assets.

Separation Agreement with Donald C. Cameron

        In November 2005, Sky Petroleum, Inc. entered into a separation agreement with Donald C. Cameron and Donald C. Cameron Consulting Ltd. (the “Separation Agreement”). The following are the material terms and conditions of the Separation Agreement:

The Independent Contractor Services Agreement dated April 1, 2005, between the Company and Mr. Cameron (the “Contractor Agreement”), under which Mr. Cameron provided services as CEO of the Company, was terminated effective October 31, 2005. Mr. Cameron will receive monthly fee of $11,000 for the months of November 2005, December 2005 and January 2006.

Under the Contractor Agreement, the Company will retain Mr. Cameron for six months beginning February 1, 2006 through July 31, 2006 at a monthly consulting fee of $11,000 per month. The Company will also grant Mr. Cameron stock options exercisable to acquire 200,000 shares of common stock at $1.00 per share, which will vest and become exercisable over two years. The first half will vest on April 30, 2006 and the balance will vest on April 30, 2007.

Stock options previously granted to Mr. Cameron under the Contractor Agreement were terminated.

Mr. Cameron releases and discharges the Company from any claims, liabilities, costs and damages which Mr. Cameron has or may have against the Company for any act or omission occurred on or prior to the date of Mr. Cameron’s execution of the Separation Agreement.

Mr. Cameron also warrants that he has not filed nor will he file any claims, complaints, charges or lawsuits against the Company arising out of Mr. Cameron’s employment and discontinuation of employment.

Mr. Cameron acknowledges that all of the confidential information (as defined in the Separation Agreement) is valuable, proprietary and the exclusive property of the Company and that he will not use or reveal, divulge or permit the use by the third parties of any confidential information.

Item 1.02.  Termination of a Material Definitive Agreement

        Pursuant to the Separation Agreement described in Item 1.01 above, the Contractor Agreement, under which Mr. Cameron provided services as CEO of the Company, was terminated effective October 31, 2005. The information contained in Item 1.01 is hereby incorporated by reference.

Item 5.02.    Departure of a Principal Officer; Appointment of a Principal Officer

        The information contained in Item 1.01 above regarding the appointment of Mr. Kinney as CEO of the Company, effective November 1, 2005, is hereby incorporated by reference.

        Mr. Kinney, aged 63, holds a BA in Geology and a LLM degree from the University of Manitoba, Canada. Mr. Kinney was a partner with one of Calgary Alberta’s leading energy law firms until 1991 when he moved to Doha, Qatar to advise the Minister of Energy on petroleum matters. On leaving Qatar, Mr. Kinney joined a law firm based in London to work at its Hong Kong office and advised the clients on energy matters in China, Mongolia and several other countries in Asia. From 1997 to 2000, he started a private legal practice in Dubai. In 2000, he managed a joint venture with Renaissance Energy Ltd., a Canadian based energy and petroleum company, to pursue opportunities on energy and petroleum matters in Iran. This joint venture was dissolved in 2001, and since that time, Mr. Kinney has worked in Dubai as an independent consultant advising governments and international oil companies. Mr. Kinney sits on the boards of directors of three companies, Husky Energy, Inc., Dragon Oil plc and Western Silver Corporation.

        The information contained in Item 1.01 above regarding the Separation Agreement and the termination of Mr. Cameron as the CEO of the Company, effective as of October 31, 2005, is hereby incorporated by reference.

SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKY PETROLEUM, INC.
(Registrant)

Dated: November 10, 2005	By: /s/ Michael Noonan
Michael Noonan VP Corporate